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     Exhibit 23.1

     Consent of Independent Public Accountants


                       Independent Accountants' Consent

The Board of Directors
TenFold Corporation:

     We consent to incorporation by reference in the registration statement No. 333-74057 on Form S-8 of TenFold Corporation of our report dated February 4, 2000, except as to note 16 which is as of February 19, 2000, relating to the consolidated balance sheets of TenFold Corporation and subsidiaries as of December 31, 1999 and 1998, and the related results of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of TenFold Corporation.

                                                                   /s/ KPMG LLP

Salt Lake City, Utah
March 7, 2000